Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2019 Share Option Plan of Luckin Coffee Inc. of our report dated February 22, 2019, with respect to the consolidated financial statements of Luckin Coffee Inc. included in the Registration Statement (Form F-1 File No. 333-230977) and related Prospectus of Luckin Coffee Inc., for the period from June 16, 2017 (date of inception) through December 31, 2017 and the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
June 13, 2019